Exhibit 5.1

October 14, 2005 Analogic Corporation 8 Centennial Drive Peabody, Massachusetts 01960

Re:	Key Employee Incentive Stock Option Plan dated June 11, 1998
Ladies and Gentlemen:
     We have assisted in the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to an aggregate of 827,053 shares of common stock, $0.05 par value per share (the “Shares”), of Analogic Corporation, a Massachusetts corporation (the “Company”), issuable under the Company’s Key Employee Incentive Stock Option Plan dated June 11, 1998 (the “Plan”).
     We have examined and relied upon the Articles of Organization and By-Laws of the Company, each as amended and restated to date, and originals, or copies certified to our satisfaction, of records of the meetings of the Board of Directors and stockholders of the Company, as provided to us by the Company, the Registration Statement and such other documents relating to the Company as we have deemed necessary for the purposes of rendering the opinion hereinafter set forth.
     In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of any such latter documents and the legal competence of all signatories to such documents.
     We assume that the appropriate action will be taken, prior to the offer and sale of the Shares in accordance with the Plan, to register and qualify the Shares for sale under all applicable state securities or “blue sky” laws.
     We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the Commonwealth of Massachusetts, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.
     It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.
     Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

Analogic Corporation
October 14, 2005

     Based on the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, when the Shares are issued and paid for in accordance with the terms and conditions of the Plan, the Shares will be validly issued, fully paid and nonassessable.
     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.
Yours very truly,
WILMER CUTLER PICKERING
HALE AND DORR LLP

By:	/s/ Patrick J. Rondeau

Patrick J. Rondeau, a Partner